Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. No. 333-128960), Form S-8 (Reg. No. 333-82652), Form S-8 (Reg. No. 333-126154), Form S-8 (Reg. No. 333-144777), Form S-8 (Reg. No. 333-164697) and Form S-8 (Reg. No. 333-175900) of our reports dated March 28, 2016, relating to the consolidated financial statements and financial statement schedule of GameStop Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for the classification of deferred tax assets and liabilities as of January 30, 2016 due to the adoption of Accounting Standards Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes), and the effectiveness of GameStop Corp. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of GameStop Corp. for the 52 week period ended January 30, 2016.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Dallas, Texas
March 28, 2016